Exhibit 10.6

CONFIDENTIAL PROVISIONS REDACTED

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

PDL BIOPHARMA, INC.,

a Delaware corporation

and

GMN, INC.,

a Delaware corporation

Dated as of February 21, 2008

CONFIDENTIAL TREATMENT REQUESTED

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i

* Certain information on this page has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

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LIST OF EXHIBITS, ATTACHMENT AND SCHEDULES

EXHIBITS

Exhibit A	General Assignment and Bill of Sale
Exhibit B	Limited Warranty Deed
Exhibit C	Assignment and Assumption Agreement
Exhibit D	Lease Assignment and Assumption Agreement
Exhibit E	Note Assignment
Exhibit F	Clinical Drug Substance Supply Agreement
Exhibit G	Transition Services Agreement
Exhibit H	Form of Third Party Consent

ATTACHMENTS

Attachment 1.30	Environmental Governmental Authorizations
Attachment 1.52	Knowledge Employees
Attachment 2.1(d)	Equipment
Attachment 2.1(e)	List of Assumed Contracts
Attachment 4.2(a)	List of Third Party Consents

SCHEDULES

Schedule 5.3	Seller’s Required Consents
Schedule 5.4(a)	Status of Assumed Contracts
Schedule 5.4(b)	Third Party Consents
Schedule 5.4(c)	Compliance with Contracts/Leases
Schedule 5.5(a)	Compliance with Legal Requirements
Schedule 5.5(b)	Governmental Authorizations
Schedule 5.6(a)	Proceedings
Schedule 5.6(b)	Orders
Schedule 5.7	Environmental Matters
Schedule 5.8(a)	Tangible Personal Property
Schedule 5.8(d)(i)	Description of Real Property
Schedule 5.8(d)(ii)	Title to Real Property
Schedule 5.9	Sufficiency of Assets
Schedule 5.10	Ownership of Tangible Personal Property
Schedule 5.12	Employee Inventions, etc.
Schedule 5.13	Seller’s Brokers
Schedule 5.18	Suppliers
Schedule 5.19	Operations Employees
Schedule 6.3	Buyer’s Required Consents
Schedule 6.8	Buyer’s Brokers
Schedule 7.8(a)	Seller’s Retained Employees

CONFIDENTIAL TREATMENT REQUESTED

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of February 21, 2008 (the “Effective Date”) between PDL BioPharma, Inc., a Delaware corporation (“Seller”), and GMN, Inc., a Delaware corporation (“Buyer”), a wholly owned subsidiary of Genmab A/S, a corporation existing under the laws of Denmark.

RECITALS

A.            Seller is engaged in, among other businesses, the Operations.

B.            Seller desires to sell, transfer and assign to Buyer, and Buyer wishes to acquire, all right, title and interest in and to the Assets, in exchange for consideration consisting of cash and the assumption of certain Liabilities related to the Assets, pursuant to the terms and conditions set forth in this Agreement.

C.            Concurrently with the execution and delivery of this Agreement, Buyer and Seller are executing and delivering that certain Clinical Drug Substance Supply Agreement in the form attached hereto as Exhibit F, to be effective as of the Closing Date.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1

DEFINITIONS

1.1           “3750 Lease” means that certain Lease Agreement between St. Paul Properties, Inc., as landlord, and Seller, as tenant, dated March 7, 1996, as amended February 28, 1999 and September 12, 2003 covering approximately 2,034 square feet of space at premises known as 3750 Annapolis Lane, Plymouth, MN 55447.

1.2           “3850 Lease” means that certain Lease Agreement between St. Paul Properties, Inc., as landlord, and Seller, as tenant, dated May 31, 2001 covering approximately 27,259 square feet of space at premises known as 3850 Annapolis Lane, Plymouth, MN 55447.

1.3           “Affiliate” with respect to any party shall mean any entity that is directly or indirectly controlling, controlled by or under common control with such party.

1.4           “Agreement” shall have the meaning given in the preamble above.

1.5           “Arbitration Notice” shall have the meaning given in Section 13.2.

1.6           “Assets” shall have the meaning given in Section 2.1.

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1.7           “Assignment and Assumption Agreement” shall have the meaning given in Section 4.2(a)(iv).

1.8           “Assumed Contracts” shall have the meaning given in Section 2.1(e).

1.9           “Assumed Liabilities” shall have the meaning given in Section 2.3.

1.10         “[****]*” shall have the meaning given in Section 11.2.

1.11         “Buyer Indemnitees” shall have the meaning given in Section 12.3.

1.12         “Buyer Notice Deadline” shall have the meaning given in Section 7.7(a).

1.13         “Buyer Termination Deadline” shall have the meaning given in Section 7.7(b).

1.14         “Claim” shall have the meaning given in Section 12.4.

1.15         “Clinical Drug Substance Supply Agreement” shall mean the agreement entered into by Buyer and Seller effective as of the Closing Date relating to manufacture and supply of certain products.

1.16         “Closing” and “Closing Date” shall have the respective meanings given in Section 4.1.

1.17         “Confidential Information” shall have the meaning ascribed to it in the Confidentiality Agreement.

1.18         “Confidentiality Agreement” shall mean that certain Mutual Confidentiality Agreement between Buyer and Seller dated November 13, 2007, as amended.

1.19         “Consent” means any approval, consent, ratification, waiver or other authorization.

1.20         “Contemplated Transactions” shall mean the transactions contemplated by this Agreement, including all transactions contemplated by the other agreements contemplated by this Agreement.

1.21         “Contract” means any agreement, contract, lease, covenant, promise or undertaking (whether written or oral and whether express or implied).

1.22         “Cure Notice Deadline” shall have the meaning given in Section 7.6.

1.23         “Current Survey” shall mean an ALTA Non-Topographical Survey prepared by a surveyor approved by Seller and licensed to perform surveying work in the State of Minnesota certified to Buyer and the Title Company and with such other certification as may be reasonably

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required by Title Company, meeting the minimum detail standard requirements adopted by ALTA in 2005.

1.24         “Development Agreement” shall have the meaning given in Section 2.1(e).

1.25         “Effective Date” shall have the meaning given in the preamble above.

1.26         “Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

1.27         “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

1.28         “Environmental Cure Notice Deadline” shall have the meaning given in Section 7.7(b).

1.29         “Environmental Cure Response Notice” shall have the meaning given in Section 7.7(b).

1.30         “Environmental Governmental Authorizations” shall mean the permits described in Attachment 1.30.

1.31         “Environmental Inspections” shall have the meaning given in Section 7.5.

1.32         “Environmental Laws” means any Legal Requirement that requires or relates to:

(a)           advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)           preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

(c)           reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

(d)           assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)           protecting resources, species or ecological amenities;

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(f)            reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(g)           cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

(h)           making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets;

Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances and Control Act, and the Federal Insecticide, Fungicide, and Rodenticide Act.

1.33         “Environmental Remediation” shall mean the cure or correction of an Environmental Remediation Obligation to the levels required by Environmental Laws applicable to the Real Property.

1.34         “Environmental Remediation Obligation” shall have the meaning given in Section 7.7(b).

1.35         “Environmental Remediation Obligation Notice” shall have the meaning given in Section 7.7(b).

1.36         “Excluded Assets” shall have the meaning given in Section 2.2.

1.37         “Excluded Liabilities” shall have the meaning given in Section 2.4.

1.38         “Facilities” shall mean the Real Property, the Leased Properties and the biologic manufacturing facilities thereon.

1.39         “Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

1.40         “Governmental Entity” shall mean any court, tribunal, arbitrator, authority, agency, commission, department, bureau, board, including any board of fire underwriters, fire insurance rating organization, regulatory body, official or other instrumentality of the government of the United States or of any foreign or multinational body, any state or any political subdivision of any such government or body (whether state, provincial, county, city, municipal or otherwise) or any other governmental, public or quasi-public authority.

1.41         “Hazardous Substances” shall mean any material, waste, chemical, compound, substance, mixture, or byproduct that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “extremely hazardous material,”  “restricted hazardous waste,” “hazardous waste,” “acutely hazardous waste,” “hazardous waste constituent,” “infectious

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waste,” “medical waste,” “biohazardous waste,” “extremely hazardous waste,” pollutant,”  “toxic pollutant,” “toxic waste”, “toxic substance” or “contaminant,” or any other names intended to identify substances by reason of properties that are deleterious to the Environment, natural resources or public health or safety including by reason of, without limitation, ignitability, corrosiveness, reactivity, carcinogenicity, toxicity, and reproductive toxicity. The term Hazardous Substance shall include, without limitation, the following:  (i) a “Hazardous Substance,” “Hazardous Material,” “Hazardous Waste,” or “Toxic Substance” under the Comprehensive Environmental Response, Compensation and Liability Act  of 1980, 42 U.S.C. Section 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101, et seq. or the Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq., including any regulations promulgated thereunder, as any of the foregoing may be amended; (ii)  “Oil” or a “Hazardous Substance” under Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. Section 1321, as may be amended; as well as petroleum and any other hydrocarbonic substance, fraction, distillate or by-product; (iii) mold; (iv) asbestos and any asbestos containing material, urea formaldehyde and polychlorinated biphenyls; and/or (v) a substance that, due to its characteristics or interaction with one or more other materials, wastes, chemicals, compounds, substances, mixtures, or byproducts, damages or threatens to damage the Environment, natural resources or public health or safety, or is required by any law or public entity to be remediated, including remediation which such law or public entity requires in order for property to be put to any lawful purpose.

1.42         “HSR” shall mean the United States Hart-Scott-Rodino Antitrust Improvements Act of l976, as amended, and rules thereunder.

1.43         “HSR Filings” shall have the meaning given in Section 7.1.

1.44         “Identified Employee” shall have the meaning given in Section 7.8(a).

1.45         “Indemnified Party” shall have the meaning given in Section 12.4.

1.46         “Indemnifying Party” shall have the meaning given in Section 12.4.

1.47         “Inspection Notice Deadline” shall have the meaning given in Section 7.7(a).

1.48         “Inspection Response Notice” shall have the meaning given in Section 7.7(a).

1.49         “Intellectual Property Assets” shall have the meaning given in Section 5.12(a).

1.50         “JAMS” shall have the meaning given in Section 13.2.

1.51         “JAMS Rules” shall have the meaning given in Section 13.2

1.52         “Knowledge” shall mean, whenever any representation or warranty is made hereunder “to the Knowledge of” a party or to a party’s Knowledge, (i) with respect to Seller, the actual knowledge of (A) any officer of Seller or any employee of Seller listed on Attachment 1.52 or (B) with respect to Buyer, the officers of Buyer and (ii) the knowledge that any such person referenced in clause (i) hereof, as a prudent business person, would have obtained in the usual course of the performance of his or her professional responsibilities to such party.

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1.53         “Lease Assignment Agreement” shall have the meaning given in Section 4.2(a)(v).

1.54         “Leased Properties” shall mean the facilities subject to the Leases.

1.55         “Leases” means, collectively, the 3750 Lease and the 3850 Lease.

1.56         “Legal Requirement” means any requirement imposed by any constitution, law, ordinance, principle of common law, code, regulation, statute, treaty or order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity or arbitrator.

1.57         “Liability” or “Liabilities” shall mean liabilities or obligations of any kind or nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, disputed or undisputed, liquidated or unliquidated, including but not limited to any liabilities for claims of product liability, personal injury or death, liability in tort or contract (including unripened liabilities due to past actions, failures to act or sales), indebtedness, and any U.S. Food and Drug Administration or other Governmental Entity action or notification, and all costs and expenses (including reasonable attorneys’ fees), incurred in connection with the defense of any such claims.

1.58         “Limited Warranty Deed” shall have the meaning given in Section 4.2(a)(ii).

1.59         “Material Adverse Effect” with respect to any Person shall mean any event or situation that has a material adverse change or effect, respectively, on: [****]*.

1.60         “Minimum Assessment Agreement” shall have the meaning given in Section 2.1(e).

1.61         “Note” shall mean the Tax Increment Revenue Note Series 2007 made by The Brooklyn Park Economic Development Authority, dated August 1, 2007.

1.62         “Note Assignment” shall have the meaning given in Section 4.2(a)(v).

1.63         “Operations” shall mean the biologic manufacturing operations conducted by Seller at the Facilities.

1.64         “Operations Employee” shall have the meaning given in Section 5.19.

1.65         “Order” shall mean any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity or arbitrator.

1.66         “Ordinary Course of Business” shall mean an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

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(a)           is recurring and consistent in nature, scope and magnitude with the past practices of such Person and occurs in the normal day to day operations of such Person; and

(b)           does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

1.67         “Permitted Encumbrances” shall mean the Encumbrances set forth on Schedule 5.8(d)(ii) and as defined in Section 7.6 herein.

1.68         “Person” shall mean an individual, limited or general partnership, corporation (including any non-profit corporation), business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, estate, organization, labor union or other entity or a Governmental Entity.

1.69         “Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity, private judge, tribunal or arbitrator(s).

1.70         “Product-Related Inventory” shall mean the resin, media, master cell banks, working cell bank, stability pools and retains and clinical supplies, including work in progress and finished goods used in the production of the “Products” (as such term is defined in the Clinical Drug Substance Supply Agreement).

1.71         “Property Condition” shall have the meaning given in Section 6.9.

1.72         “Purchase Price” shall have the meaning given in Section 3.1.

1.73         “Real Property” shall mean the parcel of land located in the City of Brooklyn Park, Minnesota and described in Schedule 5.8(d), together with all buildings, structures, improvements and fixtures situated thereon, all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining said parcel of land to the center line thereof and to any unpaid award for any taking by condemnation or any damage to said parcel of land by reason of a change of grade of any street or highway, and all privileges, rights, easements, rights of way, appurtenances thereon and thereto, including mineral, air and development rights appurtenant thereon and thereto.

1.74         “Real Property Inspection” shall have the meaning given in Section 7.5.

1.75         “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

1.76         “Response Notice” shall have the meaning given in Section 7.6.

1.77         “Retained Lease” shall have the meaning given in Section 7.3.

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1.78         “SEC” shall mean the United States Securities and Exchange Commission.

1.79         “Seller Contract” shall mean any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the Assets is or may become bound.

1.80         “Seller Indemnitees” shall have the meaning given in Section 12.2.

1.81         “Seller’s Records” shall mean those certain agreements, plans, documentation and information concerning the Facilities, including all environmental reports, compliance audits, notices of violations and responses thereto, as well as all agency correspondence pertaining to compliance with Environmental Laws or an Environmental Remediation Obligation on the Real Property, in Seller’s possession or control but excluding Environmental Governmental Authorizations.

1.82         “Settlement Statement” shall have the meaning given in Section 4.3(h).

1.83         “Software” means the software or firmware, if any, embedded in any Tangible Personal Property and documentation related thereto or associated therewith, except for any software licensed to Seller installed on any computer (including servers and other information technology hardware) or electronic communication devices (e.g., Blackberries) included in the Tangible Personal Property.

1.84         “Supplies” shall mean, collectively, (i) all inventory of Seller of raw materials, repair stock, parts, pallets and supplies wherever located or in transit for use or consumption in the Operations but excluding Product-Related Inventory; (ii) all assignable warranties and licenses issued to Seller in connection with the Supplies; and (iii) any assignable claims, credits and rights of recovery with respect to the Supplies.

1.85         “Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Product-Related Inventory) of every kind owned or leased by Seller (whether or not carried on Seller’s books) used in the Operations and located at the Facilities and all maintenance records and other documents relating thereto.

1.86         “Third Party Acquisition” shall have the meaning given in Section 7.4.

1.87         “Third Party Consents” shall have the meaning given in Section 5.4(b).

1.88         “Threat of Release” means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

1.89         “Threshold Amount” shall have the meaning given in Section 12.6(a).

1.90         “Title Commitment” shall have the meaning given in Section 7.6.

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1.91         “Title Company” shall mean First American Title Insurance Company or such other reputable title insurance company authorized to transact business in the State of Minnesota as may be selected by Buyer.

1.92         “Title Exceptions” shall have the meaning given in Section 7.6.

1.93         “Title Objections” shall have the meaning given in Section 7.6.

1.94         “Trade Secrets” shall have the meaning given in Section 2.1(i).

1.95         “Transition Services Agreement” shall mean the agreement entered into by Buyer and Seller as of the Closing Date, whereby (i) Buyer shall, for fees specified therein, provide certain services to Seller, including, continued development of ongoing life cycle management projects and continued assistance and support of a Seller-sponsored clinical trial, and information technology and administrative services, to the extent and for the periods of time and at the costs as specified therein, and (ii) Seller shall, for fees specified therein, provide certain services to Buyer, including information technology and administrative services, to the extent and for the periods of time and at the costs as specified therein.

1.96         “Unsatisfactory Condition” shall have the meaning given in Section 7.7(a).

1.97         “Unsatisfactory Inspection Notice” shall have the meaning given in Section 7.7(a).

1.98         “WARN” shall have the meaning given in Section 7.8(c).

ARTICLE 2

TRANSFER OF ASSETS; LICENSE AND SUBLICENSE

2.1           Purchase and Sale of Assets.  Subject to the terms and conditions of this Agreement, Seller shall sell, transfer, assign, convey, or deliver, as specified below, to Buyer, and Buyer shall acquire all of Seller’s right, title and interest in and to the property and assets of Seller identified in this Section 2.1 (collectively, the “Assets”):

(a)           Real Property.  Seller’s fee ownership interest in the Real Property.

(b)           Leased Real Property.  Seller’s leasehold or other non-fee ownership interest in the Leased Properties, including any security deposit(s) being held for benefit of Seller by any lessor.

(c)           Governmental Authorizations. Seller’s interest in all transferable Governmental Authorizations owned by Seller or used in or necessary for the operation of the Assets.

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(d)           Equipment. The Tangible Personal Property, including, without limitation, the items of equipment each having a book value in excess of [****]* listed in Attachment 2.1(d).

(e)           Assumed Contracts.  All rights and benefits of Seller in existence as of the Closing Date arising after the Closing Date under the contracts listed in Attachment 2.1(e) (the “Assumed Contracts”), including but not limited to that certain Contract for Private Development by and between the Brooklyn Park Economic Development Authority and Seller, dated October 31, 2002 (the “Development Agreement”) and that certain Assessment Agreement and Assessor’s Certificate by and between Brooklyn Park Development Authority and Seller, dated February 8, 2005 (the “Minimum Assessment Agreement”), all transferable statutory, express or implied construction warranties applicable to the improvements on the Real Property and all transferable express or implied warranties from manufacturers, sellers or lessors of any item or component part of any Tangible Personal Property.

(f)            Supplies.  The Supplies.

(g)           Note.  All of Seller’s interest as “Owner” under the Note, in accordance with Section 7 of the Note pertaining to Registration and transfer.

(h)           Books and Records.  Any documentation related to operation of the Facilities (excluding documentation relating solely to the manufacture of any specific product), including standard operating procedures, equipment manuals, historical supply cost data, maintenance records, vendor supply lists and current inventories of supplies.

(i)            Trade Secrets.  Know-how, trade secrets, confidential or proprietary information, Software, technical information, data, process technology, plans, designs, drawings and blue prints that are related to the Operations (excluding any of same relating to the manufacture of any specific product) (collectively, “Trade Secrets”).

2.2           Excluded Assets.  Buyer hereby acknowledges that Seller is not selling, transferring, assigning, conveying or delivering under this Agreement any assets, rights or interests of Seller (collectively, the “Excluded Assets”) not listed or described in Section 2.1, including any assets or rights used in the research, development, manufacture, control, packaging or release, marketing or sale of Seller’s products, and the Product-Related Inventory.

2.3           Assumed Liabilities.  Buyer shall assume and agree to honor, pay and discharge when due the following Liabilities of Seller (the “Assumed Liabilities”):

(a)           all Liabilities of Seller under the Assumed Contracts, but only to the extent such Liabilities arise from any event, circumstance or condition occurring after the Closing Date; and

(b)           all Liabilities of Seller for the Leased Properties (including all costs of preparing the Leased Real Properties for return to the landlord upon the expiration or termination

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of the lease, which shall be deemed to arise after the Closing Date), but only to the extent such Liabilities arise from any event, circumstances or condition occurring after the Closing Date; and

(c)           all Liabilities of Seller under contracts with third parties providing utility services to the Facilities.

2.4           Excluded Liabilities.  Seller hereby acknowledges that Buyer is not assuming hereunder any Liabilities (collectively, the “Excluded Liabilities”) not specifically set forth in Section 2.3, including, without limitation, those Liabilities expressly set forth below:

(a)           any Liability or obligation of Seller of any nature owed to, or on behalf or for the benefit of, any employees, directors, former employees, agents or independent contractors, whether or not employed by Buyer after the Closing, that arises out of or relates to (A) the employment or service provider relationship between Seller and any such Person(s) (including, but not limited to, claims for compensation, discrimination, harassment, or retaliation, or rights or other interest in any health, welfare, retirement or other benefit plan); or (B)  events or conditions occurring on or before the Closing Date (including the transactions contemplated by this Agreement);

(b)           Liabilities arising out of any injury to individuals or property as a result of the ownership, possession or use of the Assets or the Operations, including without limitation the manufacture, administration or other use of any “Product” (as such term is defined in the Clinical Drug Substance Supply Agreement), prior to the Closing Date or the administration or other use after the Closing Date of any Product manufactured prior to the Closing Date, except to the extent attributable to the gross negligence or willful misconduct of Buyer;

(c)           all accounts payable of Seller arising prior to the Closing Date; and

(d)           Liabilities of Seller relating to or arising under this Agreement.

2.5           Risk of Loss.  All risk of loss with respect to the Assets (whether or not covered by insurance) shall be on Seller up to the time of Closing, whereupon such risk of loss shall pass to Buyer.

ARTICLE 3

CONSIDERATION

3.1           Purchase Price.  On the Closing Date, in consideration of Seller’s sale of the Assets to Buyer, Buyer will assume the Assumed Liabilities and pay to Seller an aggregate purchase price in the amount equal to Two Hundred Forty Million United States Dollars ($240,000,000) (the “Purchase Price”).

3.2           Method of Payment.  The payment to be made by Buyer pursuant to Section 3.1, as adjusted by the closing prorations and other cost allocations for both Buyer and Seller set forth in this Agreement, as shown on the Settlement Statement, shall be made by wire transfer in immediately available funds to the proper account of the Title Company (as identified by the Title Company) on the Closing Date.  Buyer and Seller shall coordinate with each other and the Title Company to agree to wiring deadlines such that Buyer will initiate the wire to the Title

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Company at an early enough time for the Title Company to wire the funds into an account identified by the Seller in time for Seller to earn overnight interest on such funds as of the Closing Date (i.e., so that the funds do not remain un-invested overnight immediately following Closing).  Provided Buyer has met any previously agreed to wiring deadline (as evidenced by a Fed Wire Reference Number with the appropriate time stamp), Buyer shall have no liability for any delays in the transmittal of the wire from the Title Company to the Seller or the receipt or investment of the funds by the Seller’s designated depository account representative (except to the extent such delay is caused by Buyer’s action).

3.3           Allocation of Purchase Price.  Prior to Closing, Buyer and Seller will make reasonable efforts to agree on an allocation of the Purchase Price among the Assets in a manner that is consistent with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (or any successor provision of any future tax law, or any comparable provision of state, local or foreign tax law).  Buyer and Seller will (i) act in accordance with the allocation in the preparation of financial statements and the preparation and filing of all tax returns (including the preparation and filing of IRS Form 8594) and (ii) take no position inconsistent with the allocation for all tax purposes.  In the event that such allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto and shall forward to such other party copies of all correspondence with such taxing authority in respect of such disputed allocation.

ARTICLE 4

CLOSING

4.1           Closing.  The Closing of the sale of the Assets and the consummation of the other transactions contemplated by this Agreement shall be held at the offices of Seller at the Real Property (the “Closing”) as promptly as practicable, but no later than the date five (5) business days after all conditions (other than the respective delivery obligations of the parties) hereto have been satisfied or waived, or at such other place, time or date as may be agreed to by the parties to this Agreement (the “Closing Date”).

4.2           Actions at Closing.  At the Closing, transfer of the Assets to Buyer will be effected by Seller pursuant to such good and sufficient instruments of conveyance, transfer and assignment as shall be necessary to transfer to Buyer good and valid title to the Assets.

(a)           Deliveries by Seller at Closing. The purchase of the Assets by Buyer in accordance with the terms of this Agreement are subject to Seller’s delivery to Buyer at the Closing of the following instruments, documents, agreements and certificates:

(i)            the General Assignment and Bill of Sale substantially in the form attached hereto as Exhibit A, duly executed by Seller;

(ii)           the limited warranty deed for the Real Property substantially in the form attached hereto as Exhibit B (the “Limited Warranty Deed”), duly executed by Seller;

(iii)          the Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”), duly executed by Seller;

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(iv)          a Lease Assignment and Assumption Agreement for each of the Leased Properties substantially in the form attached hereto as Exhibit D (the “Lease Assignment and Assumption Agreement”), duly executed by Seller;

(v)           the Note Assignment Agreement substantially in the form attached hereto as Exhibit E (the “Note Assignment”), duly executed by Seller;

(vi)          the Transition Services Agreement substantially in the form attached hereto as Exhibit G, duly executed by Seller;

(vii)         all of the Third Party Consents in substantially the form attached hereto as Exhibit H signed by the parties set forth in Attachment 4.2(a), including the consent of the landlord under the Leases to the assignment thereof to Buyer;

(viii)        a FIRPTA Certificate containing such information as is required by I.R.C. § 1445(b)(2) and its regulations;

(ix)           an Affidavit of Title or such affidavits as the Title Company shall reasonably require indicating that on the Closing Date there are no outstanding, unsatisfied judgments, tax liens or bankruptcies against or involving Seller or the Real Property; that there has been no skill, labor or material furnished to the Real Property for which payment has not been made or for which mechanics’ liens could be filed; and that there are no other unrecorded interests in the Real Property;

(x)            a Well Certificate if required by Minnesota Statutes, Chapter 1031;

(xi)           a Sewer System Certificate if required by Minnesota Statutes, §115.55;

(xii)          a Certificate of Occupancy for the Real Property;

(xiii)         an Amendment to the Confidentiality Agreement, duly executed by Seller;

(xiv)        a certificate executed by a duly authorized officer of Seller certifying that (i) each of the representations and warranties of Seller set forth in Article 5 was true and correct in all material respects as of the Effective Date and as of the Closing Date, and (ii) all of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller, at or prior to the Closing have been duly complied with and performed in all material respects; and

(xv)         a certificate of the Secretary of Seller, in form and substance reasonably satisfactory to Buyer, as to the authenticity and effectiveness of the actions of the board of directors of Seller authorizing this Agreement and the transactions contemplated in this Agreement; and identifying the name and title and bearing the signatures of the Persons authorized by Seller to execute and deliver this Agreement and the other Agreements and instruments contemplated hereby;

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(xvi)        a certificate of good standing of Seller, also attesting to payment of all applicable taxes by Seller, issued by the Secretaries of State of the States of Delaware and Minnesota, dated within [****]* of the Closing;

(xvii)       possession of the Facilities in the condition required by this Agreement, and the keys and/or electronic access cards and security codes therefor; and

(xviii)      any other documents required by this Agreement to be delivered by Seller or as may be deemed necessary by Buyer’s counsel or the Title Company to effect the transactions contemplated by this Agreement.

(b)           Deliveries by Buyer at Closing.  The sale of the Assets by Seller in accordance with the terms of this Agreement are subject to Buyer’s delivery to Seller (unless noted otherwise) at the Closing of the following instruments, agreements and certificates:

(i)            the Purchase Price, as adjusted for prorations as provided herein.

(ii)           the Lease Assignment and Assumption Agreement, duly executed by Buyer;

(iii)          the Assignment and Assumption Agreement, duly executed by Buyer;

(iv)          the Transition Services Agreement, duly executed by Buyer;

(v)           an Amendment to the Confidentiality Agreement, duly executed by Buyer;

(vi)          a Certificate of Real Estate Value as required by MSA §272.115 executed by Buyer;

(vii)         a certificate executed by a duly authorized officer of Buyer certifying that (i) each of the representations and warranties of Buyer set forth in Article 6 was true and correct in all material respects as of the Effective Date and as of the Closing Date, and (ii) all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer, at or prior to the Closing have been duly complied with and performed in all material respects;

(viii)        a certificate of the Secretary of Buyer, in form and substance reasonably satisfactory to Seller, as to the authenticity and effectiveness of the actions of the board of directors (and shareholders, if applicable) of Buyer authorizing this Agreement and the transactions contemplated in this Agreement; and identifying the name and title and bearing the signatures of the Persons authorized by Buyer to execute and deliver this Agreement and the other Agreements and instruments contemplated hereby;

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

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(ix)           any funds required by the Settlement Statement which are not appropriately an adjustment to the Purchase Price; and

(x)            any other document required by this Agreement to be delivered by Buyer or as may be deemed necessary by Seller’s counsel or the Title Company to effect the transactions contemplated by this Agreement.

4.3           Prorations.  The following are to be apportioned as of the Closing Date:

(a)           Utility Charges.  Buyer shall set up new utility accounts (telephone, steam, electricity, gas) and arrange for existing utilities to be switched over to such accounts as of the Closing Date.  Seller shall pay all charges for utilities used through the date prior to the Closing Date. Upon confirmation from each utility that such deposits are assignable to Buyer, Buyer will pay to Seller at Closing the amount of any utility deposit(s) made by Seller, and Seller will assign to Buyer all of its right, title and interest in and to the applicable deposit(s) relating thereto.  Buyer will be responsible for the cost of all utilities used on or after the Closing Date.

(b)           Lease Payments and Security Deposits.  Amounts for all rents due or paid under the Leases shall be apportioned as of the Closing Date.  Upon the confirmation from each Lessor under the Leases that it is holding a security deposit, Buyer will pay to Seller at Closing the amount of any such security deposit(s) made by Seller, and Seller will assign to Buyer all of its right, title and interest in an to any such security deposit(s).

(c)           Other Apportionments.  Amounts payable under the Assumed Contracts, payments actually made to Seller under the Note, annual or periodic permit and/or inspection fees with respect to Governmental Authorizations that are assignable and, in fact, assigned to Buyer at the Closing, fuel oil, if any, at the most recent cost thereof on the basis of a reading performed by the supplier thereof on the day preceding the Closing and amounts for  Property operation and maintenance expenses and other recurring costs to be assumed by Buyer and prepaid by Seller will be apportioned as of the Closing Date.

(d)           Title Insurance.  Buyer shall pay the premium for title insurance and the Title Company charges for the examination of title to the Real Property and direct administrative closing costs.

(e)           Survey.  [****]* shall pay the cost up to a [****]* of obtaining the Current Survey, which shall be certified to [****]* and the Title Company.

(f)            Recording; Other.  [****]* shall pay the costs of recording the Limited Warranty Deed and all applicable real estate transfer taxes imposed by any Governmental Entity, including without limitation, the state deed tax.  Payment of all other costs incurred in connection with the transfer of the Real Property contemplated by this Agreement shall be [****]* in accordance with the custom of commercial real estate transactions consummated in Hennepin County, as reasonably determined by the Title Company.

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

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(g)           Real Estate Taxes and Special Assessments.  General real estate taxes and personal property taxes which were or should have been due and payable in all calendar years ending prior to the Closing Date will be paid by Seller and shall remain the responsibility of Seller.  General real estate taxes and personal property taxes due and payable in the calendar year in which the Closing Date occurs will be prorated by Seller and Buyer on a calendar year basis as of the Closing Date, with the Seller being responsible for the period up to and including the Closing Date.  General real estate taxes and personal property taxes due and payable in all calendar years commencing after the Closing Date will be paid by Buyer.  All special assessments levied or constituting a lien against the Real Property as of the Closing Date will be paid [****]*.  Buyer shall assume the obligation to pay any special assessments levied subsequent to the Closing Date.

(h)           Settlement Statement.  Title Company shall prepare a preliminary Closing settlement statement and shall deliver such statement to Buyer and Seller for approval no less than [****]* prior to the Closing Date (as approved, the “Settlement Statement”). Upon Closing, the Title Company shall disburse funds in accordance with the approved Settlement Statement.

(i)            Post-Closing Reconciliation.   Seller and Buyer hereby agree that if the Closing shall occur before a new real estate tax rate is fixed or for any other reason any of the foregoing prorations cannot be calculated accurately as of the Closing Date, then the same shall be estimated (based on current information then known, such as the most recent tax rate applied to the latest assessed valuation) for the purposes of Closing and within [****]* after the Closing Date, or as soon as sufficient information is available to permit the parties to effectively calculate such prorations, either party owing the other party a sum of money based on such subsequent calculations shall pay such sum to the other party within [****]* after such calculations.

(j)            Survival.  The provisions of this Section 4.3 shall survive [****]*.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions and disclosures listed in the Schedules attached to this Agreement (which modify, vary and qualify certain of the representations and warranties contained in this Article 5), Seller represents and warrants to Buyer as of the Effective Date as follows:

5.1           Organization and Authority.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to execute and consummate this Agreement, and such other instruments, agreements and transactions as may be contemplated hereunder and thereunder.  Seller has all requisite corporate power and authority and all authorizations, licenses, permits and certifications necessary to carry on the Operations as now being conducted and to own, lease and operate the Assets.  Seller is qualified as a foreign corporation to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified and in which the failure to be so qualified would have a Material Adverse Effect.  All corporate acts and other proceedings required to be taken by or on the part of Seller to authorize Seller to execute, deliver

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

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and perform this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder or to consummate the Contemplated Transactions, have been duly and properly taken.  Seller is not required to obtain stockholder consent (i) to authorize Seller to execute, deliver and perform this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder or (ii) to consummate the Contemplated Transactions. This Agreement has been duly executed and delivered by Seller and constitutes legal, valid and binding obligations of Seller enforceable in accordance with its terms, except as such enforceability may be subject to or limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity.

5.2           No Violation or Conflict.  The execution and delivery by Seller of this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder, and the consummation by Seller of the Contemplated Transactions will not (i) violate any judgment, order, writ, injunction or decree of any Governmental Entity or, to Seller’s Knowledge, law, statute, rule or regulation or applicable to Seller, or (ii) conflict with, result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under the Certificate of Incorporation or bylaws of Seller or any agreement to which Seller is a party, except for such violations, conflicts, breaches or defaults which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Seller.

5.3           Consents and Approvals.  Except as set forth in Schedule 5.3, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any Governmental Entity, or any other Person, is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, except with respect to the HSR Filing and any declarations, filings, registrations, authorizations, consents, approvals or permits which if not obtained or made have not had and would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect on Seller or materially interfere with Buyer’s performance of its obligations under the Clinical Drug Substance Supply Agreement or the Transition Services Agreement.

5.4           Assumed Contracts.

(a)           Seller has made available to Buyer true, complete and correct copies of all contracts material to the Operations and the Assets (excluding contracts related solely to the manufacture of specific products of Seller), including, without limitation, the Assumed Contracts.  Except as set forth in Schedule 5.4(a), all the Assumed Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms by and against Seller, except as such enforceability may be subject to or limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally; and (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity.

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(b)           Schedule 5.4(b) sets forth a list of the Leases and all Assumed Contracts which require the consent or waiver of any party to the assignment of such Assumed Contract as a result of the Contemplated Transactions (the “Third Party Consents”) and, except as set forth in Schedule 5.4(b), all the Assumed Contracts are fully assignable by Seller and will be assigned to Buyer at the Closing.

(c)           Except as set forth in Schedule 5.4(c):

(i)            Seller is, and at all times since January 1, 2004, has been, in compliance with all applicable terms and requirements of each Lease, the Development Agreement and the Minimum Assessment Agreement;

(ii)           each other Person that has or had any obligation or Liability under any Lease, the Development Agreement or the Minimum Assessment Agreement, is, and at all times since January 1, 2004, has been, in full compliance with all applicable terms and requirements of such Lease, the Development Agreement and the Minimum Assessment Agreement;

(iii)          no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Lease;

(iv)          no event has occurred or circumstance exists under or by virtue of any Seller Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and

(v)           Seller has not given to or received from any other Person, at any time since January 1, 2004, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Lease, the Development Agreement and the Minimum Assessment Agreement.

(d)           Seller is in material compliance with all applicable terms and requirements of each Assumed Contract and no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify any of the Assumed Contracts.  There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable by Seller under current or completed Assumed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

5.5           Compliance with Legal Requirements; Governmental Authorizations.

(a)           Except as set forth in Schedule 5.5(a):

(i)            Seller is, and at all times since January 1, 2002, has been, in material compliance with each Legal Requirement (other than Legal Requirements with respect

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to Environmental Laws) that is or was applicable to the Operations or the ownership or use of any of the Assets;

(ii)           no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement with respect to the Assets or the Operations (other than Legal Requirements with respect to Environmental Laws) or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature with respect to the Assets or the Operations (other than any Governmental Remediation Obligation); and

(iii)          Seller has not received, at any time since January 1, 2002, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement with respect to the Assets or the Operations (other than Legal Requirements with respect to Environmental Laws) or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature with respect to the Assets or the Operations (other than any Governmental Remediation Obligation).

(b)           Schedule 5.5(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller or relating to the Operations or the Assets. Each Governmental Authorization listed or required to be listed in Schedule 5.5(b) is valid and in full force and effect. Except as set forth in Schedule 5.5(b):

(i)            Each such Governmental Authorization is transferable to Buyer and Seller is, and at all times since January 1, 2002, has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 5.5(b);

(ii)           no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 5.5(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 5.5(b);

(iii)          Seller has not received, at any time since January 1, 2002, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 5.5(b) or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization listed or required to be listed in Schedule 5.5(b); and

(iv)          all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 5.5(b) have been duly

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filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Entities.

To Seller’s Knowledge, the Governmental Authorizations listed in Schedule 5.5(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct the Operations in the manner in which it currently conducts such Operations and to permit Seller to own and use the Assets in the manner in which it currently owns and uses the Assets and to permit Buyer to perform its obligations under the Clinical Drug Substance Supply Agreement and the Transition Services Agreement.

5.6           Legal Proceedings; Orders.

(a)           Except as set forth in Schedule 5.6(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding:

(i)            by or against Seller or that otherwise relates to or may affect the Operations of, or any of the Assets owned or used by, Seller; or

(ii)           that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To Seller’s Knowledge, no event has occurred or circumstance exists that could reasonably be likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 5.6(a).

(b)           Except as set forth in Schedule 5.6(b):

(i)            there is no Order, nor in the past has there been any Order, to which Seller, the Operations or any of the Assets is subject; and

(ii)           no manager, officer, director, agent or employee of Seller is subject to any Order that prohibits such manager, officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Operations of Seller.

5.7           Environmental Matters.  Except as described in Schedule 5.7:

(a)           To Seller’s Knowledge, Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.  Seller has no basis to expect, nor has any other Person for whose conduct it is or may be held to be responsible received, any actual or threatened Order, notice or other communication from (i) any Governmental Entity or private citizen acting in the public interest or (ii) any prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law or of any actual or threatened obligation to undertake or bear the cost of any Environmental Remediation Obligation with respect to the Facilities or other property or asset at or to which Hazardous Substances were transported, treated, stored, handled, transferred, disposed, recycled or received.

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(b)           There are no pending or, to Seller’s Knowledge, threatened claims, Encumbrances, or other restrictions of any nature arising under or pursuant to any Environmental Law with respect to the Facilities.

(c)           Seller does not have any Knowledge of or any basis to expect, nor has Seller received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Substances or any alleged, actual, or potential violation or failure to comply with any Environmental Law or of any alleged, actual, or potential obligation to undertake or bear the cost of any Liabilities with respect to the Facilities or any other property to which Hazardous Substances were transported, treated, stored, handled, transferred, disposed, recycled or received.

(d)           Seller is not responsible for any Environmental Remediation Obligation with respect to any property geologically or hydrologically adjoining the Facilities.

(e)           To Seller’s Knowledge, there are no Hazardous Substances present on or in the Environment at the Facilities or any property geologically or hydrologically adjoining the Facilities which have not been remediated except for any residual contamination related to remediation approved by the Minnesota Pollution Control Agency.

5.8           Title to Assets; Real Property, Equipment and Supplies.

(a)           Schedule 5.8(a) sets forth a description of all Tangible Personal Property.  Except as set forth on Schedule 5.8(a), Seller has good, valid and marketable title to all the Assets other than the Real Property free and clear of all Encumbrances and Seller warrants that, at the Closing, all the Assets other than the Real Property shall be free and clear of all Encumbrances, and Seller shall sell, assign, transfer, convey and deliver good, valid and marketable title to the Assets other than the Real Property at Closing, free and clear of any and all, Encumbrances.  Except as set forth in Schedule 5.8(a), Seller beneficially owns all of the right, title or other interests to be transferred to Buyer hereunder with respect to all the Assets, and none of the Assets other than Leased Properties is leased, rented, licensed, or otherwise not owned by Seller.

(b)           Seller has not received any written notice that remains uncured from any Governmental Entity alleging that any part of the Real Property is in violation of any zoning, building, health, fire, environmental or other similar statute, ordinance, regulation or code.  Seller has not received any written notice of any pending or threatened (and, to Seller’s Knowledge, there are no threatened) eminent domain, condemnation or other governmental taking of the Real Property or any part thereof. Seller has not received written notice from its insurance carriers, lenders, any board of fire underwriters or any Governmental Entity that any repairs, replacements or alterations are required to be made to the Real Property which have not been made.

(c)           Other than this Agreement, Seller has not entered into any purchase contracts, options or any other agreements of any kind, written or oral, formal or informal, choate or inchoate, recorded or unrecorded, whereby any Person other than Buyer has acquired, or has any basis to assert, any right to purchase or acquire an interest in, lease, sublease, license

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or otherwise use or occupy the Real Property or any of the Facilities.  There are no parties in possession of any portion of the Real Property or any of the Facilities other than Seller.

(d)           Schedule 5.8(d)(i) contains a legal description of the Real Property.  Except as set forth in Schedule 5.8(d)(ii), Seller represents, but does not warrant, to Seller’s Knowledge that (i) Seller has good, valid and marketable title to all the Real Property free and clear of all Encumbrances other than Encumbrances shown on the Title Report; and (ii) no part of any improvement or structure located on the Real Property encroaches on any real property not included in the Real Property, and there are no buildings, structures, fixtures or other improvements situated on adjoining property which encroach on any part of the Real Property.  True copies of any current surveys, abstract, title commitments and title opinions in Seller’s possession and all policies of title insurance currently in force and in the possession of Seller with respect to the Real Property have been made available to Buyer.

(e)           Other than the Leases, there are no other material real property leases under which Seller is a lessee or lessor and that relate to the Assets.  The Leases are in full force and effect and have not been modified or amended.  All rents and sums payable by Seller under the Leases are currently paid and shall be current at Closing, and Seller has no notice of any default or threatened default by Seller or any lessor under the Leases.  There is no action or proceeding instituted against Seller by any lessor presently pending in any court, no security deposits other than those set forth in the Leases, and to Seller’s Knowledge, no leasing commissions are due or owing with respect to the Leases.

(f)            Seller has delivered to Buyer true, correct and complete copies of Seller’s Records and the Environmental Governmental Authorizations.  To Seller’s Knowledge, no Proceeding has been commenced regarding the Facilities since January 1, 2002.

5.9           Sufficiency of Assets.  Except as set forth in Schedule 5.9, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to conduct the Operations in the manner presently conducted by Seller other than information technology assets located in and operated out of Seller’s Redwood City, California offices and (b) include all of the operating assets of Seller (i) used to conduct the Operations and located at the Facilities other than the Excluded Assets and (ii) necessary to permit Buyer to perform its obligations under the Clinical Drug Substance Supply Agreement and the Transition Services Agreement.

5.10         Condition of Tangible Personal Property.  Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business.  No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 5.10, all Tangible Personal Property used in the Operations is owned by and in the possession of Seller.

5.11         Supplies.  All items included in the Supplies consist of a quality and quantity usable in the Ordinary Course of Business of Seller.  Supplies now on hand were purchased in the Ordinary Course of Business of Seller.  The quantities of each item of Supplies (whether raw

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materials, supplies or work-in-process) are not excessive but are reasonable in the present circumstances of Seller and the Operations.

5.12         Trade Secrets.  Seller is the owner or licensee of all right, title and interest in and to each of the Trade Secrets, free and clear of all Encumbrances, and has the right to use without payment to a third party all of the Trade Secrets and to assign them to Buyer at the Closing. Except as set forth in Schedule 5.12, all former and current employees of Seller employed with respect to the Operations have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries or information relating to the Operations. Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Seller of a policy requiring each Employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller’s standard form, and all current and former Employees and contractors of Seller have executed such an agreement).  No Trade Secrets were developed, in whole or in part, with full- or partial-funding from a Governmental Entity, including, without limitation, to the United States Government, or any agency thereof or in efforts with other entities receiving full or partial-funding from a Governmental Entity or any agency thereof.

5.13         Brokers and Finders.  Except as set forth in Schedule 5.13, Seller has not employed any broker or finder or incurred any Liability for any brokerage fee, commission, finder’s fee or other compensation in connection with the transactions contemplated by this Agreement.

5.14         No Implied Warranty.  THE REPRESENTATIONS AND WARRANTIES GIVEN HEREIN BY SELLER ARE IN LIEU OF ANY IMPLIED WARRANTIES WHICH MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER STATUTE, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  EXCEPT FOR THOSE COVENANTS, REPRESENTATIONS AND WARRANTIES THAT ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT EXECUTED AND DELIVERED BY SELLER IN CONNECTION WITH THE CLOSING, SELLER MAKES, AND HAS MADE, NO (AND BUYER ACKNOWLEDGES THAT NO ONE ACTING OR PURPORTING TO ACT ON SELLER’S BEHALF, INCLUDING, WITHOUT LIMITATION, BROKER, HAS MADE, OR MAKES, ANY) COVENANT, REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED) AS TO ANY ASPECT WHATSOEVER OF OR RELATING TO THE FACILITIES OR SELLER’S RECORDS, INCLUDING, WITHOUT LIMITATION, AS TO THE SUITABILITY OF THE FACILITIES OR AS TO THE PHYSICAL CONDITION THEREOF FOR ANY PURPOSE WHATSOEVER.

5.15         Condition of Facilities.

(a)           To Seller’s Knowledge, use of the Facilities for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications.  To Seller’s Knowledge, the Facilities located on the Real Property are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled,

CONFIDENTIAL TREATMENT REQUESTED

are in good repair and in good condition, ordinary wear and tear excepted.  The Facilities located on the Real Property have direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the Real Property, are supplied with public or quasi-public utilities and other services appropriate for the operation of the Facilities located thereon and are not located within any flood plain or area subject to wetlands regulation or any similar restriction. To Seller’s Knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain or other condemnation proceeding that would result in the taking of all or any part of any Facilities or that would prevent or hinder the continued use of any of the Facilities as heretofore used in the conduct of the Operations or the performance of Buyer’s obligations under the Clinical Drug Substance Supply Agreement or the Transition Services Agreement.

(b)           Seller has not received written notice that Seller’s use or occupancy of the Facilities violates any Legal Requirement, covenant, condition or restriction that encumbers any of the Facilities, or that any of the Facilities is subject to any restriction for which any authorization or certification of any Governmental Entity necessary to the current use thereof have not been obtained.

5.16         Disclosure.  No representation or warranty or other statement made by Seller in this Agreement or otherwise in connection with the Contemplated Transactions contains any untrue statement of a material fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

5.17         Product Liability.  Seller does not have any Liability (and, to Seller’s Knowledge, there is no basis for any present or future Proceeding against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of the Assets or the Operations.

5.18         Suppliers.  Except as disclosed in Schedule 5.18, Seller is not or has not been engaged in any material dispute with any of its Suppliers.  Seller has not received any actual notice or has any reason to believe that any of its Suppliers will not sell to Buyer services, products, equipment or goods after the Closing Date on terms and conditions substantially similar to those currently in effect, subject only to general and customary price increases. Seller has adequate sources of supply for its business as now and proposed to be conducted. Except as disclosed in Schedule 5.18, Seller is not dependent on a supplier that is the sole supplier of any goods and services it requires to operate the Assets.

5.19         Employees.  Schedule 5.19 contains a complete and accurate list of the names, titles, current annual base salary and target annual bonus of each of Seller’s employees at the Facilities employed as of the Effective Date (each, an “Operations Employee”), including a complete and accurate list of all employment agreements, letters or other agreements (including noncompetition agreements) with respect to the Operations Employees.  Each Operations Employee is currently employed by, and has not entered into any severance or termination agreement with, Seller.  No Operations Employee has accepted an agreement (whether or not in writing) with Seller to continue or to commence employment with Seller following the Closing.  No Operations Employee is currently engaged in negotiations intended or likely to result in employment with Seller to continue or to commence employment with Seller following Closing.

CONFIDENTIAL TREATMENT REQUESTED

To Seller’s Knowledge, the Operations Employees are not debarred or suspended under 21 U.S.C. §335a(a) or (b).

5.20         Insurance. Seller has not been refused any fire, liability, product liability, workmen’s compensation, health or other forms of insurance, including performance bonds with respect to any aspect of the Operations or the ownership or use of the Assets or, since January 1, 2002, has had any claims denied by its insurers.  There are no pending claims against Seller with respect to any aspect of the Operations or the ownership or use of the Assets as to which insurers are defending under a reservation of rights or have denied liability and, to Seller’s Knowledge, no condition exists or events have occurred since January 1, 2002 which could reasonably be expected to result in any such claim.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

6.1           Organization and Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has full corporate power and authority to execute and deliver this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder, and to perform its obligations hereunder and thereunder.  All corporate acts and other proceedings required to be taken by or on the part of Buyer to authorize Buyer to execute, deliver and perform this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder, have been duly and properly taken.  This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforceability may be subject to or limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity, regardless of whether considered in a proceeding in law or equity.

6.2           No Conflict or Violation.  The execution and delivery by Buyer of this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder and the consummation by Buyer of the Contemplated Transactions will not (i) to Buyer’s Knowledge, violate any law, statute, rule or regulation or judgment, order, writ, injunction or decree of any Governmental Entity, or (ii) conflict with, result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under the Certificate of Incorporation or bylaws of Buyer or, to Buyer’s Knowledge, any agreement to which Buyer is a party, except for such violations, conflicts, breaches or defaults which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Buyer.

6.3           Consents and Approvals.  No notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any Governmental Entity, or any other Person, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, except with respect to the HSR Filing and the Environmental Governmental Authorizations listed

CONFIDENTIAL TREATMENT REQUESTED

in Schedule 6.3, except for declarations, filings, registrations, authorizations, consents, approvals or permits which if not obtained or made have not had and would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect on Buyer.

6.4           Cash Resources.  Buyer has cash and/or readily available financing in an amount sufficient to pay the Purchase Price at the Closing and any and all fees and expenses relating to the transactions contemplated under this Agreement and specifically acknowledges Seller has entered into this Agreement in reliance upon this representation.  Buyer acknowledges that obtaining financing shall not be a condition to Closing.

6.5           Seller’s Records.  Buyer acknowledges that Seller has heretofore delivered to Buyer (or has made available to Buyer for review and copying) copies of Seller’s Records.

6.6           Environmental Governmental Authorizations.  Buyer acknowledges that Seller has previously delivered, or made available, to Buyer copies of certain Environmental Governmental Authorizations.

6.7           Litigation.  There are no actions, suits, proceedings or claims pending or, to the Knowledge of Buyer, threatened in writing concerning Buyer or any of its Affiliates with respect to the transactions contemplated in this Agreement.

6.8           Brokers and Finders.  Except as set forth in Schedule 6.8, Buyer has not employed any broker or finder or incurred any Liability for any brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.

6.9           Buyer Due Diligence.  Buyer is experienced, and/or has engaged expert advisors experienced in the evaluation and purchase of property and assets such as the Assets contemplated hereunder.  Buyer acknowledges that prior to Closing it will have had the opportunity, pursuant to Section 7.5, to inspect the Facilities and observe the physical characteristics and condition of the Facilities and any and all other matters, as to, concerning or with respect to any matter whatsoever relating to the Facilities or this Agreement or of concern to Buyer (“Property Condition”), including: title; the environmental condition of the Facilities (including the presence or absence of Hazardous Substances in, on or about the Facilities, notwithstanding the issuance of letters of closure, no further action or liability assurance by the various federal, state or local agencies and offices); water, soil, pest and geological conditions of the Facilities the financial condition of the Facilities; the suitability of the Facilities or any and all activities and/or uses which may be conducted thereon; the compliance of or by the Facilities with any and all laws, rules, ordinances or regulations of any applicable governmental authority or body (including environmental, building codes, and the status of any development or use rights respecting the Facilities); the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Facilities; or the physical condition of the improvements, including construction defects, deferred maintenance or other adverse physical conditions or defects. Buyer further acknowledges and agrees that except for any representations, warranties or agreement made by Seller herein, neither Seller nor any Person acting or purporting to act on Seller’s behalf has made any representation, warranty or agreement, express or implied, by or on behalf of Seller as to any matters concerning a Property Condition.  Buyer hereby acknowledges, agrees and represents that, except as otherwise provided in this Agreement, the Facilities are to

CONFIDENTIAL TREATMENT REQUESTED

be purchased, conveyed and accepted by Buyer at the Closing in their present condition, “AS IS”, “WHERE IS” AND WITH ALL FAULTS, and that no patent or latent defect or deficiency in a Property Condition, whether or not known or discovered (other than the fraud of Seller), shall affect the rights of either Seller or Buyer hereunder, nor shall the Purchase Price be reduced as a consequence thereof.  Upon Closing, except as otherwise provided in this Agreement, Buyer will acquire the Facilities solely on the basis of its own physical and financial examinations, review and inspections and the title insurance protection afforded by the owner’s title policy. Upon Closing, Buyer shall assume the risk that Property Conditions may not have been revealed by Buyer’s investigations.

ARTICLE 7

PRE-CLOSING COVENANTS

7.1           Governmental Filings.  Buyer and Seller shall cooperate in promptly undertaking all filings required to be filed with any Governmental Entity in connection with the transfer of Assets and other rights under this Agreement and to cooperate with one another as reasonably necessary to accomplish the foregoing, including, but not limited to, the filings required of both parties pursuant to the HSR (such filings sometimes being referred to in this Agreement as the “HSR Filings”), and the filing of any additional information as required with respect to such HSR Filings as soon as practicable after receipt of request therefor from the United States Federal Trade Commission.  The filing fees associated with all HSR Filings shall be [****]*.

7.2           Conduct of Operations.  During the period on and from the Effective Date through and including the Closing Date, Seller shall maintain the Facilities in substantially the same condition as exist as of the Effective Date, maintain the same insurance coverages on the Facilities currently in effect and operate the Assets in a manner reasonably determined in Seller’s discretion as prudent to prevent damage to, or deterioration of, the Facilities and to comply in all material respects with applicable legal requirements and all applicable permits and approvals.

7.3           Obtaining Necessary Consents and Lease Extensions.  Seller shall use its commercially reasonable efforts to obtain any and all consents necessary for the effective assignment to and assumption by Buyer of the Assumed Contracts and Assumed Liabilities, including the Third Party Consents and the consents set forth on Schedule 5.3.  Further, Seller agrees not to (i) terminate the employment or reduce the salary on other benefits of any Operations Employee or remove any Tangible Personal Property included in the Assets from any of the Facilities prior to the Closing without the prior written consent of Buyer except for immaterial quantities of supplies in the ordinary course of Business, except as otherwise required pursuant to Section 7.8(c), or (ii) to modify or amend any Assumed Contracts or enter into any new contracts unless the same is terminable without penalty by Seller and by Buyer upon not more than thirty (30) days’ notice.  Buyer shall cooperate with Seller to obtain Third Party Consents for the assignment and assumption of the Leased Properties.  In addition, Buyer and Seller shall use commercially reasonable efforts to cause St. Paul Properties, Inc., as landlord under the 3750 Lease and the 3850 Lease, to [****]*.  Buyer and Seller shall use commercially reasonable efforts to amend each Lease and that certain Lease Agreement between St. Paul Properties, Inc.,

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

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as landlord, and Seller, as tenant, dated February 10, 1992, as amended (the “Retained Lease”), to [****]*.  All such consents shall be in writing and executed counterparts thereof shall be delivered promptly to Buyer.  To the extent (x) Buyer wishes to pursue a transfer of any of the Environmental Governmental Authorizations, and (y) such Environmental Governmental Authorizations are transferable, then Seller shall reasonably cooperate with, and assist Buyer in effectuating such transfer, including the filing of any forms with the relevant Governmental Entity that may be necessary to secure approval of such transfer by such Governmental Entity.

7.4           No Solicitation. Seller will not (and it will cause its officers, directors, employees, agents and Affiliates not to) (a) take any action to solicit, initiate, seek, or affirmatively support any inquiry, proposal or offer from, any corporation, partnership, Person or group (other than Buyer) relating to any acquisition of the Assets, (any such proposed transaction being a “Third Party Acquisition”); or (b) participate in any discussions or negotiations with, or provide any non-public information to, any corporation, partnership, Person or group (other than Buyer) relating to any proposed Third Party Acquisition.  In no event will Seller accept or enter into an agreement concerning any such Third Party Acquisition prior to the termination of this Agreement pursuant to Article 11.  Notwithstanding this provision, nothing herein shall be deemed to in any way restrict or limit the right of Seller to engage in discussions, negotiations, furnishing of information or any other activities relating to or in support of transactions involving the acquisition or sale of Seller and/or any other product lines or businesses of Seller other than the Assets, so long as this Agreement shall remain in full force and effect and shall remain binding on the parties hereto.

7.5           Access.  During the period from the Effective Date and continuing until the Closing, upon reasonable advance notice received from Buyer and at Buyer’s expense, Seller shall (i) afford Buyer and its representatives reasonable access to the Facilities, during regular business hours, for the purposes of making, at Buyer’s expense, (A) engineering, architectural, title, zoning, survey, and other similar studies that Buyer reasonably deems necessary or desirable in connection with the transaction contemplated hereby (the “Real Property Inspections”) and (B) environmental investigations, assessments or studies of the Real Property and all related reports and correspondence (the “Environmental Inspections”), and (ii) otherwise cooperate and assist with Buyer’s investigation of the Assets as Buyer may reasonably request. Buyer shall coordinate with Seller to minimize any interference with the operations of Seller that may be caused by any Real Property Inspection and Environmental Inspection.  Buyer will obtain (or ensure that its agents, consultants and contractors, as applicable, will obtain) public liability and property damage insurance insuring against any liability arising out of any entry, tests or investigations of the Property pursuant to the provisions hereof.  Buyer will provide to Seller, upon request, a certificate of insurance evidencing Buyer’s or Buyer’s agents’, consultants’ and/or contractors’, as applicable, procurement of a commercial general liability insurance policy as required herein prior to or simultaneous with their conducting any physical inspection of the Facilities.  Such insurance shall be in the amount of [****]* combined single limit for injury to or death of one or more persons in an occurrence, and for damage to tangible property (including loss of use) in an occurrence.  The aforementioned insurance coverage may

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CONFIDENTIAL TREATMENT REQUESTED

be obtained under a blanket policy carried by Buyer or its agents, consultants or contractors, as the case may be.  In conducting any inspections, investigations or tests of the Property, Buyer and its agents and representatives shall: (i)  not unreasonably interfere with the operation and maintenance of the Property; (ii) not perform any invasive or destructive testing or sampling and not otherwise damage any part of the Property or any personal property; (iii) not injure Seller or its agents, guests, invitees, contractors or employees; (iv) comply with all applicable laws; (v) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (vi) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder; (vii) repair any damage to the Property resulting directly or indirectly from any such inspection or tests; (viii) not reveal or disclose prior to Closing any information obtained by Buyer prior to Closing concerning the Property or documents related thereto, except as may be otherwise required by law, and (ix) not cause the Release of any Hazardous Substance discovered through any such inspection nor exacerbate any existing Release of Hazardous Substance discovered through such inspection.  Buyer shall afford Seller the opportunity to have a representative of Seller present to accompany the parties undertaking such evaluations, inspections, tests and other investigations of the physical condition of the Property.  If this Agreement is terminated, Buyer shall restore the Property to the condition in which it was found by Buyer.  Buyer’s obligation to restore the Property shall survive any termination of this Agreement.

7.6           Title Insurance. Schedule 5.8(d)(i) sets forth a description of the Real Property.  Buyer has ordered from the Title Company a title insurance search and commitment for a title insurance policy (the “Title Commitment”), setting forth the status of title to the Real Property and any defects in or exceptions or objections to title (“Title Exceptions”).  No later than ten (10) business days after Buyer’s receipt of the Survey and Title Commitment, Buyer shall notify Seller of any Title Exceptions disclosed by the Title Commitment (or the Current Survey) which are not Permitted Encumbrances and are objectionable to Buyer (“Title Objections”).  Each Title Exception not objected to shall be deemed a Permitted Encumbrance.  Upon receipt of a Title Objection, Seller may notify Buyer by written notice (the “Response Notice”), not later than five (5) business days after receipt of the Title Objection (the “Cure Notice Deadline”) that either (i) Seller agrees to cure, at Seller’s expense, all Title Objections prior to Closing, or (ii) Seller does not intend to cure such Title Objections.  A title defect shall be deemed cured if Title Company deletes reference to the item constituting the title defect as an encumbrance and exception to the Title Company’s insurance coverages without additional or special premium.  If Seller declines to cure the Title Objections prior to Closing, Buyer may terminate this Agreement by written notice delivered to Seller within five (5) business days after receipt of the Response Notice and Seller shall reimburse Buyer for all of its costs and expenses incurred in connection with the due diligence, the negotiation of the letter of intent between Seller and Buyer dated January 24, 2008 and this Agreement (including the negotiation of all associated agreements and all actions performed as part of this Agreement).  Such termination shall be Buyer’s sole remedy.  If Buyer does not terminate this Agreement, such Title Objections shall be deemed Permitted Encumbrances; provided, however, that if such a Title Objection can be cured by the payment of money only, Buyer’s shall have the option at the Closing to deduct from the Purchase Price the amount of money necessary, in the opinion of the Title Company, to cure the Title Objection, which amount may include such other sums as may be deemed necessary of desirable by the Title Company.

CONFIDENTIAL TREATMENT REQUESTED

7.7           Inspections.

(a)           Promptly after receipt of any report pertaining to any Real Property Inspection which identifies (i) any failure of the Facilities to comply with any Legal Requirement or (ii) any defect in the physical condition of the Facilities, including construction defects or deferred maintenance, where the cost to correct or cure such defective physical condition could, in the opinion of Buyer’s engineering consultants, exceed [****]* (in either case, an “Unsatisfactory Condition”), then, Buyer promptly shall deliver a copy of such report and written notice to Seller (the “Unsatisfactory Inspection Notice”) setting forth in reasonable detail conditions and, if available, a good faith estimate of the likely costs to remedy the Unsatisfactory Condition.  Upon receipt of an Unsatisfactory Inspection Notice, Seller may notify Buyer by written notice (the “Inspection Response Notice”), not later than five (5) business days after receipt of the Unsatisfactory Inspection Notice (the “Inspection Notice Deadline”) that either (i) Seller agrees to cure such conditions prior to the Closing or (ii) Seller does not intend to cure such conditions prior to the Closing.  If Seller does not provide an Inspection Response Notice to Buyer by the Inspection Notice Deadline, Seller shall be deemed to have agreed to cure such conditions prior to the Closing.  If Seller provides an Inspection Response Notice that Seller does not intend to cure such conditions prior to the Closing, Buyer may notify Seller by written notice, not later than five (5) business days after the Inspection Notice Deadline (the “Buyer Notice Deadline”) that Buyer is terminating this Agreement, whereupon Seller shall reimburse Buyer for its costs and expenses incurred in connection with the due diligence, the negotiation of the letter of intent between Seller and Buyer dated January 24, 2008 and this Agreement (including the negotiation of all associated agreements and all actions performed as part of this Agreement). If Buyer does not terminate this Agreement by Buyer Notice Deadline or fails to respond by Buyer Notice Deadline, Buyer shall be deemed to have accepted Seller’s response (or deemed response) in the Inspection Response Notice.  Effective as of Closing, provided that Seller has effected the cure of all conditions Seller agreed to cure in the Inspection Response Notice, Buyer shall be deemed to have accepted the Real Property “as-is” as of the Closing Date and to have waived and released any claims against Seller with respect thereto except as otherwise provided in this Agreement.  Notwithstanding the foregoing, a circumstance or condition which constitutes an Environmental Remediation Obligation under Section 7.7(b) shall not constitute an Unsatisfactory Condition.

(b)           Buyer shall use commercially reasonable efforts to obtain a Phase I Environmental Site Assessment of the Facilities promptly, and in all events, prior to the Closing Date.  Promptly after receipt of any report pertaining to any Environmental Inspection which identifies any Hazardous Substance that is or is suspected of being located at, on, under or migrating to or from the Real Property that requires or may require remediation under any applicable Environmental Laws (an “Environmental Remediation Obligation”), then, Buyer promptly shall deliver a copy of such report and written notice to Seller (the “Environmental Remediation Obligation Notice”) setting forth in reasonable detail the basis for and any evidence of an actual or suspected Environmental Remediation Obligation, and, if available, a good faith estimate of the likely costs associated with such Environmental Remediation (as defined herein) or with any further Environmental Inspections, such as a Phase II Environmental Site

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

Assessment, needed to investigate further any suspected Environmental Remediation Obligation(s).  Upon receipt of an Environmental Remediation Obligation Notice, Seller may notify Buyer by written notice (the “Environmental Cure Response Notice”), not later than five (5) business days after receipt of the Environmental Remediation Obligation Notice (the “Environmental Cure Notice Deadline”) that either (i) Seller agrees to conduct an Environmental Remediation of such Environmental Remediation Obligation and conduct such further Environmental Inspections as may be necessary to determine whether or not each suspected Environmental Remediation Obligation is, in fact, an Environmental Remediation Obligation and, upon the determination of the environmental consultant reasonably acceptable to Buyer performing such further Environmental Inspections that one or more additional Environmental Remediation Obligations exist that Seller agrees to conduct an Environmental Remediation of such additional Environmental Remediation Obligations, or (ii) Seller does not intend to conduct an Environmental Remediation of such Environmental Remediation Obligation or any further Environmental Inspections. If Seller does not provide an Environmental Cure Response Notice to Buyer by the Environmental Cure Notice Deadline, Seller shall be deemed to have agreed to conduct an Environmental Remediation of such Remediation Obligation and to conduct such further Environmental Inspections and, upon the determination of said environmental consultant reasonably that one or more additional Environmental Remediation Obligations exist, to conduct an Environmental Remediation of such additional Environmental Remediation Obligations. If Seller provides an Environmental Cure Response Notice that Seller does not intend to conduct an Environmental Remediation of such Remediation Obligation, Buyer may notify Seller by written notice, not later than five (5) business days after the Environmental Cure Notice Deadline (the “Buyer Termination Deadline”) that Buyer is terminating this Agreement, whereupon Seller shall reimburse Buyer for its costs and expenses incurred in connection with the due diligence, the negotiation of the letter in intent between Seller and Buyer dated January 24, 2008 and this Agreement (including the negotiation of all associated agreements and all actions performed as part of the Agreement). If Buyer does not terminate this Agreement by Buyer Termination Deadline or fails to respond by Buyer Termination Deadline, Buyer shall be deemed to have accepted Seller’ response (or deemed response) in the Environmental Cure Response Notice.  If Seller provides an Environmental Cure Response Notice that Seller intends to conduct an Environmental Remediation of such Remediation Obligation and to conduct such further Environmental Inspections and, upon the determination of said environmental consultant reasonably that one or more additional Environmental Remediation Obligations exist, to conduct an Environmental Remediation of such additional Environmental Remediation Obligations, then Seller and Buyer on or before the Closing Date shall negotiate and enter into a remediation agreement to accomplish the requirements of this Section 7.7(b).  Effective as of Closing, Buyer shall be deemed to have accepted all matters requiring Environmental Remediation expressly disclosed in the Environmental Inspection and Seller’s Reports, and to have waived and released any claims against Seller with respect thereto except as provided for in this Agreement and the remediation agreement.

7.8           Employees.

(a)           Buyer shall have the right prior to Closing to contact and to discuss possible terms of employment with all of the Operations Employees, except the Seller’s Retained Employees listed on Schedule 7.8(a).  Buyer anticipates offering all or substantially all the Operations Employees the opportunity to become employees of Buyer in positions comparable to

CONFIDENTIAL TREATMENT REQUESTED

those they currently hold with Seller, effective immediately after the Closing.  Buyer shall deliver to Seller a list of the Operations Employees to whom Buyer has or intends to make offers of employment (each, an “Identified Employee”) at least fifteen (15) days prior to the date of the Closing.

(b)           Other than those Seller’s Retained Employees listed on Schedule 7.8(a), Seller shall terminate the employment of all Operations Employees who are offered employment by Buyer, effective immediately prior to the Closing.  Seller shall take all action necessary to give any notification required by the Worker Adjustment and Retraining Notification Act (“WARN”), United States Code, title 29, Section 2101 and Section 116L.976 of the Minnesota Statutes Annotated, comply with any requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 and pay any and all severance, vacation, paid time off, unpaid wages, unpaid bonuses, unpaid commissions or other sums that may be due to Operations Employees in connection with their termination of employment with Seller, if any, or otherwise pursuant to the terms of any of Seller’s employee benefit plan.  Buyer shall provide to Seller in a timely manner any information reasonably necessary to determine whether an Identified Employee has been offered employment in a comparable position and such other information as is reasonably necessary for Seller to comply with its obligations, if any, under WARN or any similar state law, rule or regulation with respect to Seller’s termination of the employment of any Operations Employees.  Seller will not exercise any right it may have under any agreement between Seller and any Operations Employee to prevent any such Operations Employee from accepting an offer of employment from Buyer or providing services to Buyer, and Seller will not otherwise enforce any restrictive covenants that would adversely effect the employment of or services provided by such Operations Employees on behalf of Buyer.  Seller shall not for a period of [****]* after the Closing Date (i) induce, persuade or attempt to induce or persuade any employee, consultant or other personnel of Buyer at the Facilities or any former employee of Seller at the Facilities to reduce, terminate, restrict or otherwise alter his or employment relationship with Buyer; or (ii) solicit, hire, offer to hire, entice away or engage the services of any employee, consultant or other personnel  of Buyer at the Facilities or any former employee of Seller at the Facilities.

7.9           Bulk Transfer Laws.  Seller shall comply with the provisions of any applicable so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Assets to Buyer.

7.10         Brokers and Finders.  Seller agrees to pay to each Person named on Schedule 5.13 a commission pursuant to separate agreement and Buyer agrees to pay to each Person named on Schedule 6.8 a commission pursuant to separate agreement.  The provisions of this Section 7.10 shall survive the Closing or other termination of this Agreement.

ARTICLE 8

CONDITIONS TO CLOSING

8.1           Conditions to Obligations of Buyer.  All obligations of Buyer hereunder are, at the option of Buyer, subject to the conditions precedent (all or any of which may be waived by Buyer, in whole or in part) that, at the Closing:

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CONFIDENTIAL TREATMENT REQUESTED

(a)           The waiting period or periods required under the HSR, if applicable, shall have expired or shall have been terminated.

(b)           Seller shall have furnished to Buyer all deliverables set forth in Section 4.2(a), including the Lease Assignment and Assumption Agreement.

(c)           The representations and warranties of Seller set forth in Article 5 hereof shall be true and correct in all material respects at and as of the Closing Date as though then made, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date.

(d)           The [****]*.

(e)           The Environmental Governmental Authorizations, if any, necessary in order for Buyer to perform its obligations under the Clinical Drug Substance Supply Agreement and the Transition Services Agreement [and identified as conditions to Closing on Schedule 6.3] shall have been issued in the name of Buyer by the respective Governmental Entity Issuers thereof.

(f)            All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

(g)           Buyer shall have obtained the Phase I Environmental Site Assessment in accordance with Section 7.7(b) herein.

(h)           Buyer shall have obtained a fully enforceable policy of title insurance insuring Buyer’s title to the Real Property in accordance with Section 7.6 herein.

8.2           Conditions to Obligations of Seller.  All obligations of Seller hereunder are, at the option of Seller, subject to the conditions precedent (all or any of which may be waived by Seller, in whole or in part) that, at the Closing:

(a)           The waiting periods required under the HSR, if applicable, shall have expired or shall have been terminated.

(b)           Buyer shall have furnished to Seller all deliverables set forth on Section 4.2(b).

(c)           The representations and warranties of Buyer set forth in Article 6 hereof shall be true and correct in all material respects at and as of the Closing Date as though then made, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date.

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

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ARTICLE 9

POST-CLOSING COVENANTS

9.1           Further Assurances.  The parties agree to execute, acknowledge and deliver such further instruments, and to do all such other reasonable acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement, including those acts necessary or useful to satisfy the Closing conditions specified in Sections 8.1 and 8.2.  Each party shall bear its own costs and expenses associated with fulfilling its obligations as set forth in this Article 9, except for such fees as provided for in the Transition Services Agreement.

ARTICLE 10

CONFIDENTIALITY

10.1         Confidentiality.  Each party has disclosed, and may hereafter from time to time in the course of the performance of this Agreement disclose, Confidential Information to the other party.  Each party shall hold in confidence all Confidential Information of the other party and shall take all reasonable steps to prevent disclosure to, or use of the Confidential Information of the other party by, any third party, except as permitted under this Agreement or as necessary to carry out the activities contemplated hereby.  Further, neither party shall, without the prior written consent of the other party, use the Confidential Information of the other party for any purpose other than performing its obligations or exercising its rights under this Agreement or in connection with the Contemplated Transactions.  Each party shall disclose the Confidential Information of the other party only to its directors, employees, consultants, vendors and clinicians under written agreements of confidentiality at least as restrictive as those set forth in this Agreement or comparable assurances of confidentiality, who have a need to know such information in connection with such party performing its obligations or exercising its rights under this Agreement or in connection with the Contemplated Transactions.  No provision of this Agreement shall be construed so as to preclude such disclosure of Confidential Information as may be inherent in or reasonably necessary to the securing from any Governmental Entity of any necessary approval or license related to the Assets.  Upon the termination of this Agreement, and upon the written request of the other party, each party shall promptly return to the other party all copies and embodiments of the Confidential Information of such other party, subject to the retention by each party’s legal department of one complete copy for archival purposes and except, with respect to Buyer, to the extent that Buyer has acquired such Confidential Information at Closing pursuant to Section 2.1(i) hereof; which Confidential Information shall, effective as of the Closing, become the Confidential Information of Buyer for all purposes of this Agreement and the Confidentiality Agreement.

10.2         Publicity.  No party to this Agreement shall originate any publicity, news release or other public announcement, written or oral, whether relating to this Agreement or the existence of any arrangement between the parties, without the prior written consent of the other party whether named in such publicity, news release or other public announcement or not, except where such publicity, news release or other public announcement is required by law or by the rules or regulations of any stock exchange on which any security of Seller or Buyer is listed for trading (“Stock Exchange”); provided that in such event, the party issuing same shall still be required to consult with the other party whether named in such publicity, news release or public announcement or not, a reasonable time prior to its release to allow the other party to comment

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thereon and, after its release, shall provide the other party with a copy thereof.  Each party shall use commercially reasonable efforts to provide reasonable advance notice of and to respond to and cooperate with the other party in connection with any such publicity.  If the party whose comments are solicited fails to comment within [****]* days from the initial consultation with respect to any pending disclosure (or such shorter period of time as may be necessary for the party proposing to issue such publicity or its Affiliates to avoid a violation of any applicable Legal Requirement or any rule or regulation of any Stock Exchange). The other party shall be free to issue its publicity, news release or other public announcement.  If either party, based on the advice of its counsel, determines that this Agreement, or any of the other documents executed in connection herewith, must be filed with the SEC or any Stock Exchange, then such party, prior to making any such filing, shall provide the other party and its counsel with a redacted version of this Agreement (or any other related documents) which it intends to file, and will give due consideration to any comments provided by the other party or its counsel and use reasonable efforts to ensure the confidential treatment by the SEC or any applicable Stock Exchange of those sections specified by the other party or its counsel.

ARTICLE 11

TERM AND TERMINATION

11.1         Termination.  This Agreement may be terminated prior to the Closing:

(a)           By Buyer, upon written notice (i) at any time prior to Closing, if Seller shall have failed to comply in any material respect with any of its obligations in this Agreement, and such failure shall be continuing, or pursuant to any other termination right of Buyer set forth specifically in this Agreement, or if any one or more of the representations or warranties of Seller contained in this Agreement shall prove to have been inaccurate in any material respect when made; provided, however, Buyer shall give Seller thirty (30) days to cure any such failure to so comply or to remedy any such inaccuracy under this Agreement; or (ii) at Closing, if any of the conditions precedent to the performance of Buyer’s obligations at the Closing under Article 7 or Article 8 shall not have been fulfilled (unless the failure results primarily from Buyer’s breach of any representation, warranty, covenant or agreement contained this Agreement); provided, however, that in the event that Buyer shall desire to terminate this Agreement as a result of the failure of the accuracy in any material respect of a representation or warranty at the Closing, Buyer shall be required to give Seller prior notice that it intends to terminate this Agreement as a result of such inaccuracy and Seller shall have a reasonable period of time, not to exceed thirty (30) days, to cure such inaccuracies.

(b)           By Seller, upon written notice (i) at any time prior to Closing, if Buyer shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure shall be continuing, or pursuant to any other termination right or Seller specifically set forth in this Agreement, or if any one or more of the representations or warranties of Buyer contained in this Agreement shall prove to have been inaccurate in any material respect when made; provided, however, Seller shall give Buyer thirty (30) days to cure any such failure to so comply or any such inaccuracy under this Agreement; or

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

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(ii) at the Closing, if any of the conditions precedent to the performance of its obligations at the Closing under Article 7 or Article 8 shall not have been fulfilled (unless the failure results from Seller’s breach of any representation, warranty, covenant or agreement contained this Agreement); provided, however, that in the event that Seller shall desire to terminate this Agreement as a result of the failure of the accuracy in any material respect of a representation or warranty at the Closing, Seller shall be required to give Buyer prior notice that it intends to terminate this Agreement as a result of such inaccuracy and Buyer shall have a reasonable period of time, not to exceed thirty (30) days, to cure such inaccuracies.

(c)           By either party if the Closing shall not have occurred on or before April 30, 2008, provided that such date shall be extended to the extent necessary under the circumstances in the event the waiting period under the HSR is extended, restarted or renewed beyond the initial 30-day period, or the Title Commitment and Current Survey have not been received by Buyer and Seller or a dispute exists in connection with any matter described in Section 7.7 hereof, unless such failure to close is primarily the result of the breach of any representations, warranties, covenants or agreements contained in this Agreement by the party seeking to terminate.

11.2         [****]*.

11.3         Consequences of Termination.  In the event of termination of this Agreement prior to the Closing in accordance with its terms (rather than for willful breach of this Agreement):  (i) each party will redeliver all documents, work papers and other material of any other party relating to the Contemplated Transactions, whether so obtained before or after the Effective Date, to the party furnishing the same; (ii) the provisions of Article 10 shall continue in full force and effect; and (iii) no party hereto shall have any Liability or further obligation to any other party to this Agreement; provided that if this Agreement is terminated pursuant to Section 11.1(a)(i) hereof, Seller shall reimburse Buyer for all of its costs and expenses incurred in connection with the due diligence, the negotiation of the letter of intent between Seller and Buyer dated January 24, 2008 and this Agreement (including the negotiation of all associated agreements and all actions performed as part of this Agreement); provided further that if this Agreement is terminated pursuant to Section 11.1(b)(i) hereof, Buyer shall reimburse Seller for all of its costs and expenses incurred in connection with the due diligence, the negotiation of the letter of intent between Seller and Buyer dated January 24, 2008 and this Agreement (including the negotiation of all associated agreements and all actions performed as part of this Agreement).

11.4         Effectiveness. Termination under this Article 11 shall not become effective so long as the alleged grounds for termination are in dispute and the matter(s) at issue have been submitted for resolution pursuant to this Agreement.

ARTICLE 12

INDEMNIFICATION

12.1         Survivability of Representations and Warranties.  The representations and warranties made in Articles 5 and 6 or any instrument delivered pursuant to this Agreement

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

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survive the Closing Date and the consummation of the Contemplated Transactions for a period of [****]*; provided, however, that:

(a)           Seller’s representations and warranties set forth in Sections [****]* shall survive [****]*;

(b)           Seller’s representations and warranties set forth in Sections [****]*, and Buyer’s representations and warranties set forth in Sections [****]* shall survive [****]*;

(c)           Sellers’ representations and warranties set forth in Section [****]* will survive the Closing Date for a period [****]*, including Governmental Entities, with respect to matters addressed in such Section; and

(d)           Seller’s representations and warranties set forth in [****]*.

12.2         Indemnification by Buyer.  Buyer indemnifies and holds harmless Seller, and any of its directors, officers, employees, Affiliates, controlling persons, agents and representatives (the “Seller Indemnitees”) from and against any Liabilities (a) to the extent such Liabilities relate to the Assumed Liabilities, (b) arising from Buyer’s breach of this Agreement or any instrument delivered pursuant to this Agreement, (c) arising from the arising from the breach of any representation or warranty made by Buyer in this Agreement, or (d) third party Claims arising from the conduct of Buyer’s business at the Facilities after the Closing Date (other than third party Claims arising under the Clinical Drug Substance Supply Agreement).

12.3         Indemnification by Seller.  Seller indemnifies and holds harmless Buyer, and any of its directors, officers, employees, Affiliates, controlling persons, agents and representatives (the “Buyer Indemnitees”) from and against any Liabilities (a) to the extent such Liabilities constitute Excluded Liabilities, (b) arising from Seller’s breach of this Agreement or any instrument delivered pursuant to this Agreement, (c) arising from the breach of any representation or warranty made by Seller in this Agreement, or (d) third party Claims arising from the conduct of the Operations prior to the Closing Date.

12.4         Claims.  Any Buyer Indemnitee or Seller Indemnitee claiming that it may be entitled to indemnification under this Article 12 (the “Indemnified Party”) shall give prompt notice to the other party (the “Indemnifying Party”) of each matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification (a “Claim”) under this Article 12 may be based.  Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available, the specific basis for indemnification hereunder, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith.  Failure to give prompt notice of a Claim hereunder shall not affect the Indemnifying Party’s obligations under this Article, except to the extent the Indemnifying Party is prejudiced by such failure.  If a Claim relates to a Proceeding brought against an Indemnified Party by a third party, the Indemnifying Party shall immediately upon

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

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receipt of notice of such claim, assume the defense of such claim with counsel reasonably by acceptable to the Indemnified Party.

12.5         Assertion of Claims.  No claim shall be brought under Sections 12.2 or 12.3 unless Buyer Indemnitees, or any of them, or Seller Indemnitees, or any of them, as the case may be, at any time prior to the expiration of the applicable representation or warranty (as provided in Section 12.1), provide Buyer or Seller, as the case may be, with written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known; provided, that, the failure so to provide such notice to Buyer or Seller, as the case may be, will not relieve Buyer or Seller, as the case may be, from any Liability which they may have to Buyer Indemnitees or Seller Indemnitees, as the case may be, under this Agreement or otherwise, except to the extent that Buyer or Seller, as the case may be, reasonably demonstrates that such failure results in the loss or compromise of any rights or defenses of Buyer or Seller, as the case may be, and that Buyer or Seller, as the case may be, was not otherwise aware of such action or claim.  Upon the giving of such written notice as aforesaid, Buyer Indemnitees, or any of them, or Seller Indemnitees, or any of them, as the case may be, shall have the right to commence legal proceedings prior or subsequent to the applicable survival date for the enforcement of their rights under Sections 12.2 or 12.3, as the case may be.

12.6         Payment of Claims; Limitation on Indemnification.

(a)           Notwithstanding anything to the contrary in Sections 12.2 or 12.3, any Liability under Section 12.2(c) and Section 12.3(c), respectively, shall be limited as follows: [****]*.

(b)           The aggregate maximum Liability of Seller or Buyer to the other party under [****]*.

12.7         Limitation; Exclusivity.  No Claim shall be made or have any validity unless the Indemnified Party shall have given written notice of such Claim to the Indemnifying Party.  If full recovery under any such Claim is not had within [****]* of such written notice, arbitration, pursuant to Section 13.2, must be commenced within thirty (30) days following the end of such [****]* period or such Claim shall be invalidated.  This Article 12 provides the exclusive means by which a party may assert Claims against the other party, other than Claims based on fraud or willful misconduct, and Section 13.2 provides the exclusive means by which a party may bring actions against the other party with respect to any breach by the other party of its obligations under this Agreement.

ARTICLE 13

MISCELLANEOUS

13.1         No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall (i) confer on any Person other than the parties hereto (and Buyer Indemnitees and Seller Indemnitees referred to in) and their respective successors or assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason

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of this Agreement, or (ii) constitute the parties hereto as partners or as participants in a joint venture.  This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.  No third party shall have any right, independent of any right which may exist irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

13.2         Governing Law; Jurisdiction; Dispute Resolution and Arbitration.  This Agreement shall be deemed to have been made in the State of Minnesota and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the state of Minnesota, without giving effect to the principles of conflicts of law thereof.  Disputes arising out of, relating to or in connection with this Agreement, or in relations between the parties with respect to the subject matter hereof, for any reason or under any circumstances, will be finally settled by a single arbitrator in a binding arbitration in accordance with the Judicial Arbitration and Mediation Services (“JAMS”) Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”).  Upon receipt of written notice of the existence of a dispute by one party hereto to the other, the parties shall, within thirty (30) days conduct a meeting of one or more senior executives of each party, with full settlement authority, in an attempt to resolve the dispute.  Each party shall make available appropriate personnel to meet and confer with the other party reasonably within the 30-day period.  Upon the expiration of the 30-day period, or upon the termination of discussions between the senior executives, either party may elect arbitration of any dispute by written notice to the other (the “Arbitration Notice”).  The  arbitration shall be held in Minneapolis, Minnesota before one (1) arbitrator from JAMS having substantial experience as a jurist and mediator with significant disputes in the biotechnology and/or pharmaceuticals industry selected by the mutual agreement of Buyer and Seller; provided, however, that if such parties cannot agree on an arbitrator within thirty (30) days of the Arbitration Notice, either party may request JAMS select the arbitrator, and JAMS shall select an arbitrator pursuant to the procedure set out by the JAMS Rules, provided, however, that the arbitrator selected be a former judge with at least  fifteen (15) years experience  addressing as a jurist and/or mediator significant disputes in the biotechnology and or pharmaceutical industry.  The arbitration shall be administered by JAMS pursuant to its AAA Rules.  Judgment on the arbitration award may be entered in any court having jurisdiction.  The arbitrator may, in the arbitration award, allocate for payment by the non-prevailing party all or part of the costs of the arbitration, including fees of the arbitrator and the reasonable attorneys’ fees and costs incurred by the prevailing party.  This Section shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.  In respect of any actions for injunctive or other equitable relief hereunder, any action or proceeding may be brought against any party in the state and federal courts located in the city of Minneapolis, Minnesota and each of the parties consents to the jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein.

13.3         Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, such provision shall be stricken and the remaining provisions shall remain in full force and effect.  If any of the terms or provisions of this Agreement is in conflict with any applicable statute or rule of law in any jurisdiction, then such term or provision shall be deemed inoperative in such

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jurisdiction to the extent of such conflict and the parties will renegotiate the affected terms and conditions of this Agreement to resolve any inequities.

13.4         Entire Agreement.  This Agreement and the ancillary transaction documents to be executed and delivered pursuant to this Agreement are intended to define the full extent of the legally enforceable undertakings and representations of the parties hereto, and no promise or representation, written or oral, which is not set forth explicitly in this Agreements or such ancillary transaction documents is intended by either party to be legally binding; provided, however, in the event this Agreement terminates, the Confidentiality Agreement shall continue in full force and effect pursuant to its terms.  Each party acknowledges that in deciding to enter into this Agreement and to consummate the transaction contemplated hereby it has not relied upon any statements or representations, written or oral, other than those explicitly set forth in this Agreement.

13.5         Amendment.  This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties that specifically refers to this Agreement.

13.6         Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at the addresses set forth below (or at such other addresses as shall be specified by notice given in accordance with this Section):

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If to Seller:	If to Buyer:

PDL BioPharma, Inc.	GMN, Inc.
Attention: General Counsel	Attention: President
1400 Seaport Boulevard	c/o Genmab, Inc.
Redwood City, CA 94063	457 North Harrison Street
Facsimile: 650-454-1468	Princeton, NJ 08540
E-mail: Francis.Sarena@pdl.com	Facsimile: +1 609-430-2482
E-mail: TLH@Genmab.com

with a copy to: (not to constitute notice)	with a copy to: (not to constitute notice)

DLA Piper US LLP	Lisa Drakeman, President
Attention: Howard Clowes	Genmab A/S
153 Townsend Street, Suite 800	c/o Genmab, Inc.
San Francisco, CA 94107-1957	457 North Harrison Street
Facsimile:415-659-7410	Princeton, NJ 08540
E-mail: howard.clowes@dlapiper.com	Facsimile: +1 609-430-2482

13.7         Assignment.  This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns, but this Agreement shall not be assignable by either party hereto without the express written consent of the other party hereto which will not be unreasonably withheld.

13.8         No Agency.  It is understood and agreed that each party shall have the status of an independent contractor under this Agreement and that nothing in this Agreement shall be construed as authorization for either party to act as agent for the other.  Neither party shall incur any Liability for any act or failure to act by employees of the other party.

13.9         Construction.

(a)           This Agreement has been prepared jointly and shall not be strictly construed against either party.

(b)           For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c)           Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Attachments” are intended to refer to Articles and Sections of and Exhibits, Schedules and Attachments to this Agreement.

(d)           The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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13.10       Payment of Expenses.  Except as otherwise set forth in this Agreement, all costs and expenses associated with this Agreement and the Contemplated Transactions, including the fees of counsel and accountants, shall be borne by the party incurring such expenses.

13.11       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.  Any executed counterpart delivered by facsimile or other means of electronic transmission shall be deemed an original for all purposes.

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IN WITNESS WHEREOF, the parties, through their authorized officers, have duly executed this as of the date first written above.

PDL BioPharma, Inc.,		GMN, Inc.,
a Delaware corporation		a Delaware corporation

By:	/s/ L. Patrick Gage	By:	/s/ Torben Lund-Hansen
Name: L. Patrick Gage		Name: Torben Lund-Hansen
Title: Chief Executive Officer		Title: President

By:	/s/	Andrew Guggenhime
Name:		Andrew Guggenhime
Title:		Senior Vice President and Chief Financial Officer

SIGNATURE PAGE

ASSET PURCHASE AGREEMENT

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